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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT,
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                      DECEMBER 4, 1998 (NOVEMBER 20, 1998)


                         COMPREHENSIVE CARE CORPORATION
               (Exact Name of Registrant as Specified in Charter)


         DELAWARE                       0-5751                  95-2594724
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(State or Other Jurisdiction    (Commission File Number)     (I.R.S. Employer
      of Incorporation)                                     Identification No.)


        4200 WEST CYPRESS STREET
                SUITE 300
             TAMPA, FLORIDA                                      33607
  (Address of Principal Executive Offices)                     (Zip Code)


        Registrant's telephone number, including area code: 813-876-5036


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ITEM 5. OTHER EVENTS.
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        On November 30, 1998, the Company completed its entry into separate agreements with separate purchasers for the sale of its Trinity Oaks Hospital facility located in Fort Worth, Texas and the sale of its Aurora Behavioral Health Hospital facility located in Aurora, Colorado. These two facilities were the two facilities remaining to be sold in connection with the Company's business decision to sell all of its free standing hospital facilities and transition itself to direct its efforts to the managed behavioral health care industry.

        The Fort Worth facility (presently closed) is in escrow to be sold to the Fort Worth Independent School District for an all cash purchase price of approximately $1,990,000. The Company anticipates that the sale of this facility will be completed on or about December 15, 1998.

        The sale of the Aurora facility is to be made to Jefferson Hills Corporation , a Colorado non-profit corporation ("Jefferson Hills"). The purchase price for this facility is approximately $5.1 million, payable in cash upon the closing of title. The closing for the sale of this facility is anticipated to occur on or before January 31, 1999, subject to certain conditions to closing having occurred; the principal one being that the purchaser obtain financing to complete the transaction before January 31, 1999.

        The sale of these two facilities will complete the Company's transition plan and result in the Company having approximately $7 million to be used as working capital in connection with its managed care business.







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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                    COMPREHENSIVE CARE CORPORATION



                                    By: /s/ CHRISS W. STREET
                                        ---------------------------------------
                                        Chriss W. Street
                                        Chairman, President, and Chief
                                        Executive Officer


Date:     December 4, 1998







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